Exhibit 10.38

Execution Version

Share Purchase Deed

Ogier Employee Benefit Trustee Limited

and

Markit Group Holdings Limited

for the sale and purchase of Shares in the

Capital of Markit Group Holdings Limited

23 March 2012

THIS DEED is made the 23rd day of March 2012

BETWEEN:

(1)	OGIER EMPLOYEE BENEFIT TRUSTEE LIMITED (No. 78262), a company incorporated in Jersey whose registered office is at Ogier House, The Esplanade, St Helier, Jersey JE4 9WG in its capacity as trustee of the Markit Group Holdings Limited Employee Benefit Trust (the “Buyer”); and

(2)	MARKIT GROUP HOLDINGS LIMITED (No. 06240773) whose registered office is at 4th floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY (the “Company”).

WHEREAS:

(A)	By a trust deed dated 27 January 2010 (the “Trust Deed”) made between the Company and the Buyer, a trust known as the Markit Group Holdings Limited Employee Benefit Trust (the “Trust”) was established under which the Buyer in its capacity as trustee of the Trust (the “Trustee”) holds the property of the Trust upon discretionary trusts for the Beneficiaries (as defined in the Trust Deed).

(B)	The Company is undertaking a Liquidity Event which will be structured such that the Buyer will purchase Shares from the Sellers (the “EBT Transfer”) upon the terms and subject to the conditions of this deed.

(C)	Pursuant to the Liquidity Event, the Company will provide an opportunity to Qualifying Shareholders to sell all or some of their holding of Shares to the Buyer. In addition, Optionholders will have the opportunity to participate in the Liquidity Event by exercising all or part of their Options and having their Shares purchased by the Buyer.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

In this deed the following expressions shall bear the following meanings, unless the context otherwise requires:

“Articles” means the articles of association of the Company (as amended from time to time);

“Board” means the board of directors of the Company from time to time;

“Business Day” means a day (excluding Saturdays and Sundays) on which banks generally are open in London, Jersey and New York, New York for the transaction of normal banking business;

“Company’s Solicitors” means Ashurst LLP, whose office is at Broadwalk House, 5 Appold Street, London EC2A 2HA;

“Completion” means the completion of this deed in accordance with clause 3 hereof;

“Completion Date” means a date in the future (anticipated according to the current timetable to be 31 March 2012), whereby the Sale Shares are deemed to be transferred to the Buyer;

“Conditions” are those conditions set out in clause 3.1 of this deed;

“Encumbrances” means any mortgage, charge (fixed or floating), pledge lien, security or other third party right or interest (legal or equitable) including any right of preemption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect or restriction over or in respect of the use of the relevant security or right;

“Escrow Deed” means the escrow agreement between the Company, the Sellers, the Optionholders, the Buyer and Ashurst LLP in the agreed terms;

“Form of Authority” means the form of authority in the agreed form circulated to certain shareholders of the Company and to be completed by those Sellers who wish to sell their Shares pursuant to the terms of this deed and containing the Warranties to the Buyer on the terms set out herein;

“Indemnity Form” means the indemnity for lost share certificates provided by certain of the Sellers to the Buyer;

“Loan Agreement” means the loan agreement between the Company and the Trustee in the agreed terms;

“Liquidity Event” means the EBT Transfer;

“Markit Share Option Plans” means the share option plans of the Company;

“Options” means the options granted to Optionholders which have vested pursuant to the Markit Share Option Plans;

“Optionholders” means the holders of options to acquire Shares pursuant to the Markit Share Option Plans;

“Qualifying Shareholders” means the holders of Shares in the Company at the relevant time who are permitted to participate in the Liquidity Event;

“Sale” has the meaning given to it in the Articles;

“Sale Consideration” means the total aggregate consideration payable by tile Buyer to the Sellers for Sale Shares pursuant to the terms of this deed;

“Sale Schedule” has the meaning given to it in clause 3.3 of this deed;

“Sale Shares” means the Shares that are to be sold by the Sellers pursuant to this deed;

“Sellers” means the participating shareholders and Optionholders of the Company who agree by executing their respective Forms of Authority (and as evidenced by the execution by them on their behalf of a stock transfer form) to sell Shares under the Liquidity Event and “Seller” shall mean any one of them (as the context dictates);

“Shareholders’ Agreement” means the shareholders’ agreement relating to the Company in force at the date hereof (as may be amended from time to time);

“Shares” means the voting ordinary and non-voting ordinary shares in the capital of the Company owned by each of the Qualifying Shareholders; and

“Warranties” means the warranties given by each of the Sellers to the Buyer on the terms set out in clause 4.

2.	SALE AND PURCHASE

2.1	Upon the terms and subject to the conditions of this deed, the Company will procure that the Sellers (as legal and beneficial owners) shall sell and the Buyer shall purchase with effect from the Completion Date the Sale Shares with full title guarantee free from any Encumbrances and together with all accrued benefits and rights attaching thereto.

2.2	Upon the terms and subject to the conditions of this deed, at Completion the Company shall use reasonable endeavors to procure the sale by the Sellers of their respective Sale Shares.

2.3	For the avoidance of doubt, the number of Sale Shares to be purchased pursuant to this deed by the Buyer will be determined by the elections made by the Qualifying Shareholders and Optionholders who participate in the Liquidity Event and pro rata allocations made by the Company in respect thereof.

2.4	Therefore, the Company gives no guarantee to the Buyer of:

(a)	the amount of the loan (up to a maximum of US$62,000,000) that the Company will make to the Buyer for the purchase of the Sale Shares; or

(b)	the number of Sale Shares which the Buyer will purchase with effect from Completion save that the Company will ensure that the Buyer receives pursuant to the Loan Agreement the cash required by the Buyer to pay the Sale Consideration.

2.5	The consideration for the sale and purchase of each of the Sale Shares, assuming that Completion takes place according to the anticipated timetable on 31 March 2012, shall be for a price of US$225.65 per Sale Share, before the deduction of the Options’ exercise costs (where applicable), relevant taxes, fees, costs and expenses payable by the Sellers.

2.6	As soon as is reasonably practicable following the date of this deed, the Company shall make available to the Qualifying Shareholders and Option holders (via the Company’s new online liquidity event manager) the Forms of Authority and additional information relating to the Liquidity Event.

3.	COMPLETION AND CONDITIONS

3.1	Completion is conditional upon the satisfaction of’ the following conditions:

(a)	the passing of the requisite shareholder resolutions approving the Liquidity Event;

(b)	obtaining the appropriate Investor and Supermajority Consents (each as required by and defined in the Shareholders’ Agreement);

(c)	the participation of Qualifying Shareholders and Optionholders in the EBT Transfer; and

(d)	the execution of appropriate documentation by the Sellers.

3.2	The Company shall use reasonable endeavors to ensure that the Conditions are fulfilled as soon as reasonably practicable after the date of this deed.

3.3	The Conditions are waiveable only by the Company. Following the satisfaction (or waiver as applicable) of the Conditions, the Company shall promptly notify the Buyer that the Conditions have been satisfied (or waived as applicable) and shall provide the Buyer with a sale schedule showing the identity of the Sellers, the number of Sale Shares being sold and the Sale Consideration in a form substantially similar to that set out in schedule 1 to this deed (the “Sale Schedule”).

3.4	Promptly (and in any event prior to Completion) the Buyer and the Company will execute and deliver to the other the Loan Agreement and the Escrow Deed and the Company will, pursuant to the terms of the Loan Agreement and the Escrow Deed, pay in cash by electronic transfer the Sale Consideration to the Buyer.

3.5	Completion shall occur at the offices of Ashurst LLP two days following the service of the Sale Schedule (or such later date as the parties shall agree) and on Completion the Company shall deliver to or make available to the Buyer (i) transfers in the appropriate form relating to all the Sale Shares duly executed on behalf of each Seller in favour of the Buyer and (ii) duly executed Indemnity Forms or share certificates (as appropriate) from the Sellers.

3.6	On Completion and upon compliance by the Company with the provisions of clause 3.5 of this deed, the Buyer shall provide for the transfer by CHAPS of the Sale Consideration to the Sellers via the account notified to it by the Company (the payment and receipt of such amount being good discharge by the Buyer of its payment obligations hereunder).

3.7	The Company hereby acknowledges and agrees that it shall be responsible for any deduction from the Sale Consideration to be paid to the Sellers and will pay in a timely manner any stamp duty charge arising out of or in connection with the sale and purchase of the Sale Shares effected pursuant to this deed.

4.	SELLER WARRANTIES

4.1	The Company will procure that the Forms of Authority contain the following provisions set out in clauses 4.2 to 4.8 (inclusive) and if any prospective Seller indicates in their duly returned Form of Authority that they are not prepared to agree to such terms then such prospective Sellers will be precluded from selling their Sale Shares pursuant to this deed (unless agreed to the contrary by the Buyer).

4.2	The Form of Authority will provide that the Sellers each severally (and not jointly and severally) warrant to the Buyer and the Company in the following terms as at Completion that:

(a)	he/she is the only legal and beneficial owner of the Sale Shares to be sold by him/her;

(b)	there is no Encumbrance in relation to any of the Sale Shares to be sold by him/her;

(c)	he/she is entitled to transfer or procure the transfer of the full legal and beneficial ownership of the Sale Shares to be sold by him/her to the EBT on the terms set out in this deed;

(d)	neither the sale by the Seller of his/her Sale Shares as contemplated by this deed, nor the execution, delivery or performance of any of the other documents to which the Seller is or will become a party, the consummation by the Seller of the transactions contemplated thereby, nor the compliance by the Seller with any of the provisions of this deed and/or the other documents to which he/she is or will become a party will, in each case in any material respect result in any breach of any terms, conditions or provisions of any contract or undertaking to which the Seller is a party; and

(e)	there are no proceedings pending or, to the knowledge of the Seller, threatened against the Seller that would reasonably be expected to adversely affect the Seller’s sale of his/her Sale Shares or prevent or materially delay completion thereof. The Seller is not subject to any outstanding order that could materially and adversely affect the Seller’s sale of his/her Sale Shares.

4.3	Each of the Warranties shall be construed as a separate warranty, and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this deed.

4.4	Nothing in this clause 4 shall exclude or limit liability in respect of claims arising directly out of any statements made fraudulently or arising as a direct result of fraudulent concealment by the Sellers.

4.5

Save in the case of fraud or fraudulent concealment by a Seller, a Seller shall be under no liability in respect of any claim under the Warranties unless written notice of such claim shall have been served upon the relevant Seller by the

Buyer and/or the Company by the earlier of the completion of a sale, or listing, or by 5.00 p.m. on the day prior to the date which is six years following the date of this deed and the liability of the relevant Seller for any claim specified in such notice shall absolutely determine and cease if legal proceedings have not been instituted in respect of such claim by the due service of legal proceedings within six months of the date of such written notice (unless the amount payable in respect of the relevant claim has been agreed by the relevant Seller within six months of the date of such written notice). For the purpose of this clause 4.5 legal proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller.

4.6	Save in the case of fraud or fraudulent concealment by a Seller, the aggregate liability of each of the Sellers in respect of all claims (including the proper and reasonable costs of recovery in respect of any claim incurred on behalf of the Buyer and/or the Company) whatsoever under this deed shall not in any circumstances exceed the amount received by that Seller pursuant to this deed and the Escrow Deed.

4.7	If the Buyer and/or the Company (as appropriate) becomes aware of any matter giving rise to any claim under the Warranties, it shall give written notice to the relevant Seller and the Company and/or the Buyer (as appropriate) promptly after it became so aware, specifying the matter in reasonable detail and, so far as reasonably practicable, the nature and amount of the claim under the Warranties.

4.8	Each of the Sellers acknowledges that, immediately following Completion until such time as the transfer(s) of the Sale Shares have been registered in the register of’ members of the Company in the name of the Buyer, each of the Sellers will hold those Sale Shares registered in his or her name on trust for and as nominee of the Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of those Sale Shares in accordance with the directions of the Buyer or its nominees and if any Seller is in breach of tile undertakings contained in this clause that Seller irrevocably authorises the Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer or its nominees may reasonably require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of the Company and to do anything or things necessary to give effect to the rights contained in this clause 4.8.

4.9	The Buyer acknowledges and agrees that the provisions set out above in clauses 4.2 to 4.8 do not cause or create any legal obligations on the Company and the Company shall have no liability of any kind to the Buyer in respect thereof.

5.	ASSIGNMENT

5.1	This deed is personal to the parties and no party without the prior written consent of the other (a decision in respect of such a consent not to be unreasonably delayed) shall assign, transfer, charge or declare a trust of the benefit of all or any of the other party’s obligations nor any benefit arising under this deed.

5.2	Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this clause 5 shall be ineffective.

6.	GENERAL

6.1	The terms of this deed (insofar as not performed at Completion and subject as specifically otherwise provided in this deed) shall continue in force after and notwithstanding Completion. The remedies of the Buyer in respect of any breach of the Warranties shall continue to subsist notwithstanding Completion.

6.2	Each of the parties hereto shall bear their own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Sale Shares. For the avoidance of doubt, stamp duty shall be payable and borne by the Sellers.

6.3	This deed (together with any documents referred to herein) constitutes the entire agreement between the parties hereto in connection with the subject matter hereof.

6.4	If any provision of this deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

6.5	Following Completion the Sellers shall from time to time forthwith upon request from the Buyer at its own expense do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Buyer for the purpose of vesting in the Buyer the full legal and beneficial title to the Sale Shares or otherwise to give the Buyer and/or its nominee the full benefit of this deed, subject to any restriction or limitation in this deed on the extent of any party’s obligations under this deed.

6.6	This deed and the terms of this deed shall be kept strictly confidential by the parties, save for the disclosure by the Company to its shareholders and Optionholders of this deed and the matters contemplated herein, where the patties otherwise consent or for any other legal or regulatory reason or requirement.

6.7	This deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this deed by e-mail attachment or telecopy shall be an effective mode of delivery.

6.8	Any notice, demand or other communication given or made or in connection with the matters contemplated by this deed shall be in writing and shall be delivered personally or sent by e-mail or prepaid first class post (air mail if posted to or from a place outside tile United Kingdom):

to the Company:

Address:	Markit Group Holdings Limited 4th floor Ropemaker Place

25 Ropemaker Street London EC2Y 9LY
Attention:	Rony Grushka

To the Sellers:	to the addresses set out in the Sale Schedule

To the Buyer:

Address:	Ogier Employee Benefit Trustee Limited as trustee of The Markit Group Holdings Limited Employee Benefit Trust Ogier House The Esplanade St. Helier Jersey JE4 9WG

Attention:	Anne Flowers

and shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, two Business Days after the date of posting;

(c)	if sent by air mail, five Business Days after the date of posting; and

(d)	if sent by e-mail, when dispatched provided a receipt of a non-delivery email is not received,

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

6.9	A party may notify the other parties to this deed of a change to its name, relevant addressee, address or e-mail for the purposes of clause 6.8 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

6.10	This deed (and any dispute, controversy, proceedings or claim of whatever nature arising out at or in any way relating to this deed or its formation) shall be governed by and construed in accordance with English law.

6.11	Each of the parties to this deed irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this deed (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

6.12	Each party irrevocably waives any objection which it might at any time have to the courts of England and Wales being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England and Wales are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgement in any Proceedings or Disputes brought in any court referred to in clauses 6.10, 6.11 and 6.12 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

6.13	No variation of this deed nor waiver to any provision of this deed shall be valid and effective unless it is in writing and approved by the Company and the Buyer.

6.14	Save in the case of fraud or fraudulent concealment, no party shall be entitled to rescind this deed in any circumstances.

6.15	The Buyer is entering into this deed solely in its capacity as trustee of the Trust and not otherwise. The Buyer’s liability under this deed is therefore limited at all times to the value of the assets held in the Trust from time to time which are in the Buyer’s possession or under its control as the trustee of the Trust and which have not been appointed or otherwise allocated to a beneficiary of the Trust.

IN WITNESS whereof this deed has been executed on the date first above written.

Executed as a deed	)
for and on behalf of	)
OGIER EMPLOYEE BENEFIT TRUSTEE LIMITED	)
in its capacity as trustee of the Markit Group Holdings Limited Employee Benefit Trust acting by

/s/ [illegible]

Authorised Signator

/s/ [illegible]

Authorised Signatory

Executed as a deed	)
for and on behalf of	)
MARKIT GROUP HOLDINGS LIMITED	)
acting by Rony Grushka		[/s/ Rony Grushka]

In the presence of:

Witness signature:	/s/ [illegible]
Witness name:	/s/ [illegible]
Witness address:	/s/ [illegible]
Witness occupation:	Solicitor